Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
When the common stock reverse stock split referred to in Note 14 of the Notes to Consolidated Financial Statements has been consummated, we will be in a position to issue the following consent.
/s/ KPMG LLP
The Board of Directors
Ocean Power Technologies, Inc.:
We consent to the use of our report included herein and to the references to our firm under the headings “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Change in Accountants” and “Experts” in the prospectus.
Our report refers to the Company’s restatement of the consolidated statement of cash flows for the year ended April 30, 2005.
Philadelphia, Pennsylvania
March        , 2007